EXHIBIT 4

               CERTIFICATE OF DESIGNATION, PREFERENCES, RIGHTS AND
                                 LIMITATIONS OF
                      SERIES B CONVERTIBLE PREFERRED STOCK,
                              $10,000 STATED VALUE,
                      OF CHANNEL AMERICA BROADCASTING, INC.

     Channel America Broadcasting, Inc. (the "Corporation"), organized and existing under Florida law, hereby certifies that, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation and Section 607.0602 of the Florida Business Corporation Act, the Board of Directors on October 21, 1996, adopted a Resolution providing for the creation and issuance of a series of its authorized preferred stock, designated Series B Convertible Preferred Stock, $10,000.00 stated value per share, which Resolution is hereafter set forth in its entirety.

     RESOLVED, that pursuant to the authority expressly granted and vested in the Board of Directors of this Corporation in accordance with the provisions of its Articles of Incorporation, a series of the Corporation's authorized class of preferred stock, $.001 par value, is hereby established as "Series B Convertible Preferred Stock" (hereinafter referred to as the Series B Preferred Stock), which series consists of 1,000 authorized shares. The issued and outstanding shares of the Series B Preferred Stock, as they may exist from time to time, are sometimes referred to below as the "Share(s)". The preferences and relative, participating, optional or other special rights of, and the qualifications, limitations and restrictions imposed upon the Series B Preferred Stock shall be as follows:

     1. DIVIDENDS. The holders of the Shares of Series B Preferred Stock (hereinafter referred to as "Holders" or "Holder") shall be entitled to receive dividends at an annual rate to be determined by the Corporation's Board of Directors at the time the Series B Preferred Stock is issued, which rate shall not be less than 8.5% nor greater than 9.5% of the stated value of the shares. The dividend rate shall be indicated on the face of the certificate. Dividends shall begin accruing on the first business day to occur after the date of issuance and shall continue until the Shares are converted into the Corporation's common stock. Dividends shall be payable by the Corporation to the Holders in cash or the Corporation's common stock (provided, however, if payment is in common stock then such payment shall be based upon the formula provided for in Section 4(a) below), at the end of each calendar year or, if earlier, upon conversion of the Shares into common stock.

     2. NO VOTING RIGHTS. Except as required by Florida Business Corporation Act, the Holders of the Shares shall have no voting rights.

     3. PRIORITY IN THE EVENT OF LIQUIDATION OR DISSOLUTION. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the

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Corporation and before any distribution shall be made to the Holder of any class of the common stock of the Corporation, each Holder of Series B Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, the sum of $10,000.00 in cash for each Share of Series B Preferred Stock so held subject to the first priorities of all Holders of the Corporation's Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series I Preferred Stock, Series H Preferred Stock, Series L Preferred Stock, Series M Preferred Stock and Series A Preferred Stock, as set forth in the respective certificates of designation, preferences, rights and limitations of such series of preferred stock of the Corporation. After payment shall have been made in full to the Holders of Series B Preferred Stock, or funds necessary for such payment shall have been set aside in trust for the exclusive benefit of such Holders, the Holders of the Series B Preferred Stock shall be entitled to no further participation in any distribution of the assets of the Corporation.

     4. CONVERSION OF PREFERRED STOCK INTO COMMON STOCK.

        (a) IN GENERAL. Subject to the provisions of this Section 4, each Holder of record shall be entitled, at its option, at any time to convert any or all of the stated value of the Series B Preferred Stock into shares of common stock, $.001 par value per share, of the Corporation (the "Common Stock"), at a conversion price for each share of Common Stock to be determined by the Corporation's Board of Directors at the time the Series B Preferred Stock is issued, which conversion price shall not be less than 50% nor greater than 70% of the Market Price (as defined below) of the Corporation's Common Stock. The conversion rate shall be indicated on the face of the certificate. For purposes of this Section 4(a), the "Market Price" shall be the lower of (i) the average closing bid price of the Common Stock for the five (5) business days immediately preceding the conversion date; or (ii) the average closing bid price of the Common Stock for the five (5) business days prior to the date the Holder acquired the Corporation's Convertible Debentures (which the Holder has delivered to the Corporation in exchange for the Corporation's Series B Preferred Stock) as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). Such conversions shall be effectuated by surrendering to the Corporation the Series B Preferred Stock to be converted, endorsed by the Holder of the Series B Preferred Stock, evidencing such Holder's intention to convert the Series B Preferred Stock or specified portion thereof. Accrued but unpaid dividends shall be subject to conversion as well. The number of shares issuable shall be rounded to the nearest whole share, with the fraction paid in cash in the discretion of the Corporation. The date on which notice of conversion is given shall be deemed to be the date the certificate is received by the Corporation or, if earlier, the date the certificate is endorsed for conversion by the Holder if the certificate is received by the Corporation within five (5) business days thereafter.

        (b) PROCEDURE. Any Holder of Shares of Series B Preferred Stock desiring to convert any such Shares into Common Stock shall surrender each certificate representing one or more Shares of such Stock to be converted, duly endorsed to the Corporation or in blank, at the principal business office of the Corporation (or such other place as may be designated

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by the Corporation), and shall give written notice to the Corporation at that office of the election to convert the same, setting forth therein the name or names (with the address or addresses) in which the shares of Common Stock are to be issued. If the last day for any exercise of the conversion right shall be a legal holiday or a day on which federally chartered banking institutions are authorized by law to close, then such conversion right may be exercised on the next succeeding day not a legal holiday or a day on which such banking institutions are authorized by law to close.

        (c) NO REDEMPTION RIGHT BY CORPORATION. The Corporation shall not have the right to redeem or call the Shares, without the prior written consent of each Holder.

        (d) ADDITIONAL PROVISIONS. Conversion of Series B Preferred Stock shall be subject to the following additional terms and provisions:

            (1) REPLACEMENT CERTIFICATES. As promptly as practicable after the surrender for conversion of any Series B Preferred Stock, the Corporation shall deliver or cause to be delivered at the principal office of the Corporation (or such other place as may be designated by the Corporation), to or upon the written order of the Holder of such Series B Preferred Stock, one or more certificates representing the shares of Common Stock issuable upon such conversion, issued in such name or names as such Holder may reasonably direct. Shares of the Series B Preferred Stock shall be deemed to have been converted as of the close of business on the date of the surrender of the Series B Preferred Stock for conversion, as provided above, and the rights of the Holders of such Series B Preferred Stock shall cease at such time, and each person in whose name a certificate for such shares is to be issued shall be treated for all purposes as having become the record Holder of such Common Stock at such time.

            (2) SUBDIVISIONS OR COMBINATIONS. In the event that the Corporation shall at any time prior to a particular conversion subdivide or combine its outstanding shares of Common Stock into a greater or lesser number of such shares, the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall be proportionately increased in the case of a subdivision or decreased in the case of a combination, effective in either case at the close of business on the date which such subdivision or combination shall become effective.

            (3) RECAPITALIZATIONS. In the event that the Corporation shall be recapitalized, consolidated with or merged into any other corporation, or shall sell or convey to any other corporation all or substantially all of its property, provision shall be made as part of the terms of such recapitalization, consolidation, merger, sale or conveyance for each Holder of Series B Preferred Stock to thereafter receive in lieu of the Common Stock otherwise issuable to him upon conversion of its Preferred Stock, at the conversion ratio stated in this Section 4, the same kind and amount of securities

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or assets as may be distributable upon such recapitalization, consolidation, merger, sale or conveyance, with respect to the Common Stock of the Corporation.

            (4) SUCCESSIVE ADJUSTMENTS. The adjustments hereinabove referenced shall be made successively if more than one event listed in the above subdivisions of this subsection (d) of this Section 4 shall occur.

            (5) NO FRACTIONAL SHARES. The Corporation shall not be required to issue any fractions of shares of Common Stock upon conversions of Series B Preferred Stock. If any interest in a fractional share of Common Stock would otherwise be deliverable upon the conversion of any Series B Preferred Stock, the Corporation shall make adjustment for such fractional share interest by payment to the converting shareholder of cash in an amount bearing the same ratio to the fair market value of a whole share of Common Stock of the Corporation, as determined by the Corporation's Board of Directors, as the fractional interest to which the shareholder would otherwise be entitled bears to a whole share of Common Stock.

            (6) NO ADJUSTMENTS. No adjustment of the conversion ratio shall be made by reason of:

                (A) the payment of any cash dividend on the Common Stock or any other class of the capital stock of the Corporation;

                (B) the purchase, acquisition, redemption or retirement by the Corporation of any shares of the Common Stock or of any other class of the capital stock of the Corporation, except as provided in subdivision (2) of this subsection (d);

                (C) the issuance, other than as provided in the subdivisions of this subsection (d), of any shares of Common Stock of the Corporation, or of any securities convertible into shares of Common Stock or other securities of the Corporation, or of any rights, warrants or options to subscribe for or purchase shares of the Common Stock or other securities of the Corporation, or of any other securities of the Corporation, provided that in the event the Corporation offers any of its securities, or any rights, warrants or options to subscribe for or purchase any of its securities, to the Holders of its Common Stock pursuant to any preemptive or preferential rights granted to Holders of Common Stock by the Certificate of Incorporation of the Corporation, or pursuant to any similar rights that may be granted to such Holders of Common Stock by the Board of Directors of the Corporation, the Corporation shall mail written notice of such offer to the Holders of the Series B Preferred Stock then of record at least twenty (20)

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days prior to the record date for the determination of Holders of the Common
Stock entitled to receive any such offer so as to provide such Holders with a reasonable period of time within which to determine whether to exercise their rights of conversion;

                (D) any offer by the Corporation to redeem or acquire shares of its Common Stock by paying or exchanging therefor stock of another corporation or the carrying out by the Corporation of the transactions contemplated by such offer, provided that at least 20 days prior to the expiration of any such offer the Corporation shall mail written notice of such offer to the Holders of the Series B Preferred Stock then of record; or

                (E) the distribution to Holders of Common Stock of stock or other securities of another issuer, if the issuer of such securities shall be engaged at the time of such distribution in a business (i) which shall have been previously operated on a divisional or subsidiary basis by an entity acquired by the Corporation and (ii) which shall be distinct from the principal business of the entity to be acquired.

            (7) The Corporation shall at all times reserve and keep available solely for the purpose of issuance upon conversion of Series B Preferred Stock, as herein provided, such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding Series B Preferred Stock.

            (8) All shares of Common Stock which may be issued upon conversion of the shares of Series B Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.

                (e) EXPENSES. The issuance of certificates representing shares of Common Stock upon conversion of the Series B Preferred Stock shall be without charge to each applicable shareholder. However, if any certificate is to be issued in a name other than that of the Holder of record of the Series B Preferred Stock so converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Corporation that such tax has been paid or is not due and payable.

                (f) VERIFICATION. Upon the occurrence of each adjustment or readjustment of the conversion ratio pursuant hereto, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof, cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each Holder of Series B Preferred Stock affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment

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or readjustment is based. The Corporation shall, upon the written request at any time of any Holder of Series B Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the conversion ratio at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of its Shares.

                (g) STATUS OF CONVERTED STOCK. In case any Shares of Series B Preferred Stock shall be converted, the Shares so converted shall resume the status of authorized but unissued shares of preferred stock.

     5. LIMITATIONS ON CORPORATION; SHAREHOLDER CONSENT. So long as any Shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or the written consent as provided by law of 80% of the Holders of the outstanding Shares, voting as a class, change the preferences, rights or limitations with respect to the Series B Preferred Stock in any material respect prejudicial to the Holders thereof, or increase the authorized number of Shares of such Series, but nothing herein contained shall require such a class vote or consent (a) in connection with any increase in the total number of authorized shares of Common Stock, or (b) in connection with the authorization, designation, increase or issuance of any series of preferred stock having a liquidation preference equal to or subordinate to the Series B Preferred Stock. Further, no such vote or written consent of the Holders of the Series B Preferred Stock shall be required if, at or prior to the time when such change is to take effect, provision is made for the redemption of all Shares at the time outstanding; and the provisions of this paragraph 5, shall not in any way limit the right and power of the Corporation to issue any bonds, notes, mortgages, debentures and other obligations, and to incur indebtedness to banks and to other lenders.

     6. STATED CAPITAL. Of the consideration received by the Corporation in exchange for the issuance of each share of the Series B Preferred Stock, $10,000.00 shall constitute paid in capital.

     7. NOTICES. All notices or other communications required or permitted to be given pursuant to this resolution shall be in writing and shall be considered as properly given or made if hand delivered, mailed by certified mail, return receipt requested, or sent telecopier, if to the Corporation at its address indicated in its Annual Report as most recently filed with the Florida Department of State, and if to a Holder of Series B Preferred Stock at the address set forth in the shareholder records as maintained by the Corporation, or to such other address as any such shareholder may have designated by like notice forwarded to the Corporation. All notices, except notices of change of address, shall be deemed given when mailed, sent by telecopier or hand delivered and notices of change of address shall be deemed given when received.

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     IN WITNESS WHEREOF, Channel America Broadcasting, Inc. has caused its corporate seal to be hereunto affixed and this Certificate to be executed by its Chief Executive Officer and its Assistant Secretary as of the 22th day of October, 1996.

                                  /s/ THOMAS L. JENSEN
                                  -----------------------------------------
                                  Thomas L. Jensen, Chief Executive Officer

                                  /s/ O. DON LAUHER
                                  -----------------------------------------
                                  O. Don Lauher, Assistant Secretary

STATE OF FLORIDA
COUNTY OF POLK

     This instrument was acknowledged before me on October , 1996, on behalf of Channel America Broadcasting, Inc. by Thomas L. Jensen, its Chief Executive Officer.

                                  /s/ TEREASA B. FANNIN
                                  -----------------------------------------
                                  Notary Public

                                  My Commission Expires:  December 28, 1998

STATE OF FLORIDA
COUNTY OF POLK

     This instrument was acknowledged before me on October , 1996, on behalf of Channel America Broadcasting, Inc. by O. Don Lauher, its Assistant Secretary.

                                   /s/ TEREASA B. FANNIN
                                  -----------------------------------------
                                  Notary Public

                                  My Commission Expires:  December 28, 1998

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